                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
Only
   (as permitted by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          FOOTHILL INDEPENDENT BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                          FOOTHILL INDEPENDENT BANCORP

                                 August 4, 2000

Dear Stockholder:

     The Board of Directors joins me in extending to you a cordial invitation to attend the Annual Meeting of Stockholders of Foothill Independent Bancorp (the "Company") which will be held on Thursday, September 7, 2000, at 4:30 P.M., at THE GLENDORA COUNTRY CLUB, 310 S. AMELIA AVENUE, Glendora, California.

     The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly-owned subsidiary, Foothill Independent Bank. Your participation in Company activities is important, and we hope you will attend.

     Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                                          Sincerely,

                                          George E. Langley
                                          President and Chief Executive Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 510 South Grand Ave.  [ ]  Glendora, California 91741  [ ]  (626) 963-8551  [
                               ]  (909) 599-9351

                          FOOTHILL INDEPENDENT BANCORP
                             510 SOUTH GRAND AVENUE
                           GLENDORA, CALIFORNIA 91741

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 7, 2000

NOTICE TO THE STOCKHOLDERS OF FOOTHILL INDEPENDENT BANCORP:

     The 2000 Annual Meeting of Stockholders of Foothill Independent Bancorp (the "Company") will be held at THE GLENDORA COUNTRY CLUB, 310 S. AMELIA AVENUE, Glendora, California, on Thursday, September 7, 2000, at 4:30 P.M., for the following purposes:

          1. To elect George E. Langley and Max Williams as the Class I Directors of the Company for a term of two years ending at the Annual Meeting of Stockholders to be held in 2002; and

          2. To elect Donna Miltenberger and George Sellers as the Class II Directors of the Company for a term of three years ending at the Annual Meeting of Stockholders to be held in 2003; and

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Director Nominations. The Company's Bylaws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an Annual Meeting of Stockholders, but only if written notice of the stockholder's intent to make the nomination(s) has been received by the Secretary of the Company not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, due to the change in the date of the 2000 Annual Meeting, this year's notice of an intention to nominate candidates for election to the Board may be given at any time up to August 14, 2000.

     Any such notice must include the following information: (i) the name and address of the nominating stockholder and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote and intends to appear in person or by proxy at the Annual Meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the nominating stockholder or any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such stockholder (an "Affiliate" of the nominating stockholder) or any nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations proposed by that stockholder; (iv) the class, series and number of the Company's shares that are owned by the nominating stockholder and those owned by his or her proposed nominees and by any other stockholders known by the nominating stockholder to be supporting such nominees as of the date of such stockholder's notice; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the written consent of each nominee to serve as a director of the Company if so elected. Any stockholder who desires to nominate one or more persons for election as directors at an Annual Stockholders Meeting is also required to comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     The Bylaws further provide that the Chairman of the Annual Meeting may disregard any nominations made other than in compliance with the above requirements.

     The 2001 Annual Meeting of Stockholders is scheduled to be held on May 8, 2001. Accordingly, stockholders desiring to nominate candidates for election at that Meeting will be required to provide the Company with the notice and information required by the above procedures by no later than March 9, 2001 and no earlier than February 7, 2001.

     Only stockholders of record at the close of business on July 27, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors

                                          George E. Langley
                                          President and Chief Executive Officer

August 4, 2000

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                          FOOTHILL INDEPENDENT BANCORP
                             510 SOUTH GRAND AVENUE
                           GLENDORA, CALIFORNIA 91741
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 7, 2000
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Foothill Independent Bancorp, a Delaware corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders to be held on Thursday, September 7, 2000, at 4:30 P.M., at The Glendora Country Club, 310 S. Amelia Avenue, Glendora, California, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about August 4, 2000.

     Any stockholder who executes a proxy retains the right to revoke it at any time before it is voted. You may revoke or supersede your proxy by signing a proxy with a later date, or by giving written notice of revocation to the Secretary of the Company, 510 South Grand Avenue, Glendora, California 91741, prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person. A proxy, when executed and not revoked, will be voted in accordance with the instructions given in the proxy. If you do not specify a choice in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement.

                               VOTING SECURITIES

     The shares of common stock constitute the only class of outstanding voting securities of the Company. Only the stockholders of the Company of record as of the close of business on July 27, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of July 27, 2000, there were 5,341,817 shares of common stock outstanding and entitled to vote. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Stockholders who withhold authority to vote on the election of directors or abstain on any proposal, and broker non-votes, will be counted in determining the presence of a quorum. You are entitled to one vote for each share held as of the Record Date; and in the election of directors you will be entitled, for each share of common stock that you own, to cast one vote for a single nominee for each of the positions on the Board of Directors standing for election.

                                  SOLICITATION

     We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, directors, officers and employees (who will not receive any additional compensation) of the Company or its wholly-owned subsidiary, Foothill Independent Bank (the "Bank"), may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person, to request that proxies be furnished. We will reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's shares.

                             PRINCIPAL STOCKHOLDERS

     Set forth below is certain information as of July 27, 2000 regarding the number of shares of the Company's common stock owned by (i) each person who we know owns more than 5% of the outstanding shares of common stock of the Company,
(ii) each director and nominee for director, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the "Named Officers"), and (iv) all directors and executive officers as a group.

                                                   AMOUNT AND NATURE OF
                      NAME                         BENEFICIAL OWNERSHIP      PERCENT OF CLASS
                      ----                         --------------------      ----------------
William V. Landecena.............................        369,673(1)(2)(3)           6.8%
O. L. Mestad.....................................        277,403(2)(3)              5.1%
George E. Langley................................        207,905(2)(3)              3.8%
Richard Galich...................................        136,512(2)(3)              2.6%
Donna Miltenberger...............................        121,253(2)(3)              2.2%
Tom Kramer.......................................        120,627(3)                 2.2%
Max Williams.....................................         82,764(2)(3)              1.5%
George Sellers...................................         33,953(2)(3)                *
All Directors and Executive Officers of the
  Company as a group (9 in number)...............      1,384,238(4)                23.7%

---------------
(1) The shares beneficially owned by Mr. Landecena include shares held in several trusts established by Mr. Landecena.

(2) Each of the Directors is a partner in a partnership that owns of record 100,000 shares of the Company's common stock . Included in each Director's beneficial ownership total is 11,111 of such shares and each Director disclaims beneficial ownership of the other shares held by the partnership.

(3) Includes shares of common stock subject to outstanding stock options exercisable during the 60-day period ending September 25, 2000, as follows:
    Mr. Landecena -- 81,488 shares; Dr. Mestad -- 84,703 shares; Mr. Langley -93,520; Mr. Galich -- 14,500 shares; Ms. Miltenberger -- 66,789; Mr. Kramer -- 58,976; Mr. Williams -- 64,071 shares; and Mr. Sellers -- 14,500 shares.

(4) Includes an aggregate of 494,901 shares of common stock subject to outstanding stock options exercisable during the 60-day period ending September 25, 2000.

                             ELECTION OF DIRECTORS
                              (PROPOSALS 1 AND 2)

     At the Annual Meeting, stockholders will vote on the election of:

     1. George E. Langley and Max Williams as the Class I Directors of the Company for a term of two years ending at the Annual Meeting of Stockholders to be held in 2002 until their successors are elected and qualified, or until their earlier death, resignation or removal; and

     2. Donna Miltenberger and George Sellers as the Class II Directors of the Company for a term of three years ending at the Annual Meeting of Stockholders to be held in 2003 until their successors are elected and qualified, or until their earlier death, resignation or removal.

     The Class I and the Class II Directors will be elected separately at the Annual Meeting, so that stockholders will be voting on the election of the Class I Directors (Proposal 1) and then, separately, on the election of the Class II Directors (Proposal 2). The Board of Directors will vote all proxies received by them FOR the election of the two Class I Nominees named above and FOR the election of the two Class II Nominees, also named above, unless a contrary instruction is given in the proxy. All of the nominees and directors named below are incumbent directors of the Company. All of the nominees were previously elected to the Board of Directors by the stockholders, except Donna Miltenberger and George Sellers who were appointed by the Board of Directors to fill vacancies on the Board. Each of the nominees named below also serves as a director of the Bank.

     Under Delaware law, the two nominees in each Class receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

     If any nominee becomes unavailable to serve on the Board of Directors of the Company for any reason before the election, then the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

     The names and certain information concerning the four nominees and the current directors are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE CLASS I NOMINEES AND EACH OF THE CLASS II NOMINEES NAMED BELOW.

                                     DIRECTOR
     NAME AND POSITION        AGE    SINCE(1)      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
     -----------------        ---    --------    -------------------------------------------------
CLASS I DIRECTOR-NOMINEES
George E. Langley             59       1980      Mr. Langley has served as President and Chief
  President, Chief Executive                     Executive Officer of the Company and the Bank
  Officer and a Director of                      since 1992. From 1976 when he joined the Bank
  the Company and the Bank                       until 1992, Mr. Langley served as an Executive
                                                 Vice President, Chief Financial Officer and
                                                 Secretary of the Company and the Bank. Mr.
                                                 Langley has served on numerous community and
                                                 professional boards throughout his career and
                                                 currently serves as Treasurer on the Board of the
                                                 Glendora Public Library Friends Foundation, and
                                                 is a board member of Casa Colina, Inc.
Max Williams                  56       1995      Mr. Williams is a licensed architect with a
  Director of the Company                        Bachelor's degree in Architecture and a Master's
  and the Bank                                   degree in Urban and Regional Planning. He is, and
                                                 since 1979 has been, the owner and president of
                                                 his own architectural firm. Prior to 1979, Mr.
                                                 Williams was employed as an architect by
                                                 independent real estate development and
                                                 architectural firms, including Lewis Development
                                                 Company and William L. Pereira Associates. Mr.
                                                 Williams also is a member, and a past president
                                                 of the Inland California Chapter, of the American
                                                 Institute of Architects.
CLASS II DIRECTOR-NOMINEES
Donna Miltenberger            44       1998      Ms. Miltenberger has served as Executive Vice
  Executive Vice President,                      President and Chief Operating Officer of the
  Chief Operating Officer                        Company and the Bank since 1997. From 1992 to
  and Director of the                            1997, Ms. Miltenberger served in various
  Company and the Bank                           executive capacities, including Executive Vice
                                                 President and Chief Administrative Officer, with
                                                 the Company and the Bank. Prior to joining
                                                 Foothill, Ms. Miltenberger served as Executive
                                                 Vice President for CVB Bancorp and Chino Valley
                                                 Bank, and President of a data processing
                                                 subsidiary of CVB Bancorp. During Ms.
                                                 Miltenberger's 26-year career, she has served on
                                                 boards of various community and professional
                                                 organizations, and is currently President of
                                                 Chino Commerce Center.

                                     DIRECTOR
     NAME AND POSITION        AGE    SINCE(1)      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
     -----------------        ---    --------    -------------------------------------------------
George Sellers                60       1998      Mr. Sellers is an Accountant and Enrolled Agent
  Director of the Company                        licensed by the Internal Revenue Service to
  and the Bank                                   represent tax payers. Mr. Sellers has owned
                                                 Merchants Bookkeeping since 1974 which provides
                                                 various accounting and tax services to local
                                                 businesses, non-profit organizations, and
                                                 individuals located primarily in the greater San
                                                 Gabriel Valley and the Inland Empire. Mr. Sellers
                                                 has served on several community boards during the
                                                 past 30 years, including the American Youth
                                                 Soccer Organization, and currently is a member in
                                                 the West End Service Club and Upland Foothill
                                                 Kiwanis.
CLASS III DIRECTORS
Richard Galich                61       1998      Dr. Galich is a doctor of Otolaryngology -- Head
  Director of the Company                        and Neck Surgery with a Bachelors degree from
  and the Bank                                   Indiana University and Doctor of Medicine from
                                                 Loyola University/Chicago, Illinois. Since 1972,
                                                 Dr. Galich has been in private practice in the
                                                 east San Gabriel Valley in Southern California.
                                                 Dr. Galich served as Chairman of the Board at San
                                                 Dimas Community Hospital and Chief of Medical
                                                 Staff for Foothill Presbyterian Hospital. He is a
                                                 Fellow, American College of Surgeons and American
                                                 Academy of Otolaryngology -- Head and Neck
                                                 Surgery.
William V. Landecena          75       1973      Mr. Landecena has been a director of the Bank
  Chairman of the Board of                       since its inception. Prior to 1981, Mr. Landecena
  Directors and a Director                       owned and operated Arrow Meat Company located in
  of the Company and the                         Upland, California. Since 1981, Mr. Landecena has
  Bank                                           been a private investor and manager, primarily in
                                                 the Inland Empire area. Mr. Landecena is active
                                                 in the Upland YMCA where he serves on the Board
                                                 and is Chairman of the building committee. He is
                                                 a charter member (1965) of the Upland Foothill
                                                 Kiwanis and has been a volunteer SCORE (Service
                                                 Corp of Retired Executives) Counselor for the U.
                                                 S. Small Business Administration for 7 years.
O. L. Mestad                  77       1973      Dr. Mestad has been a director since the Bank's
  Director of the Company                        inception and served as Chairman of the Board for
  and the Bank                                   eight of those years. Dr. Mestad was engaged in
                                                 the private practice of dentistry for 30 years,
                                                 retiring in 1983. During that time, Dr. Mestad
                                                 served on numerous community and professional
                                                 boards. Currently, Dr. Mestad is Chairman of the
                                                 Board at Foothill Presbyterian Hospital, a member
                                                 of the board of directors of Citrus Valley Health
                                                 Partners, and a trustee of the Governance Forum
                                                 of the California Hospital Association.

---------------
(1) All dates are the dates when the named individuals first became directors of the Bank, the Company's predecessor and wholly owned subsidiary.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held 14 meetings during the year ended December 31, 1999. Each incumbent Director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served.

     There are no family relationships among any of the directors or executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon information made available to the Company, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding 10 percent or more of the Company's common stock were satisfied with respect to the Company's fiscal year ended December 31, 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Bank has established an Examining and Audit Committee and a Compensation Committee. The Board of Directors of the Company has not established any such committees.

     The Examining and Audit Committee is comprised of five directors selected by the Board of Directors of the Bank. The members of the Examining and Audit Committee are O. L. Mestad, William V. Landecena, Richard Galich, George Sellers and Douglas Tessitor. The Examining and Audit Committee is authorized to handle all matters which it deems appropriate regarding the independent accountants for the Company and the Bank and to otherwise communicate and act upon matters relating to the review and audit of their books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company and the Bank. In addition, the Examining and Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the independent accountants for the Company and the Bank. The Examining and Audit Committee held five meetings during the year ended December 31, 1999.

     The Compensation Committee is comprised of five directors selected by the Board of Directors of the Bank. The members of the Committee are William V. Landecena, O. L. Mestad, Richard Galich, George Sellers and George E. Langley. The Compensation Committee makes determinations with respect to compensation to be paid to the officers and other key employees of the Bank and is responsible for establishing compensation and fringe benefit programs for the employees of the Bank. The Compensation Committee held four meetings during the year ended December 31, 1999.

     The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Boards of Directors of the Company and the Bank.

     Any stockholder who desires the Board of Directors to consider any person for nomination as a candidate for election to the Board of Directors at the 2001 Annual Meeting may send a written notice to the Secretary of the Company by no later than March 9, 2001, at the Company's principal executive offices, that identifies the proposed nominee or nominees and contains the information set forth in the description of the Nomination Procedures contained in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. The Notice of Annual Meeting of Stockholders also contains a description of the procedures by which stockholders may make nominations at an Annual Meeting of Stockholders, which includes the giving of prior written notice to the Company of an intention to do so, together with information called for by those procedures.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation received for the three fiscal years ended December 31, 1999, by the Company's Chief Executive Officer, and the other executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 1999 exceeded $100,000 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                ANNUAL COMPENSATION         -------------
                                          -------------------------------   STOCK OPTIONS    ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)(1)     (SHARES)      COMPENSATION
      ---------------------------         ----   ---------    -----------   -------------   ------------
George E. Langley.......................  1999   $269,939(2)   $135,785            25         $29,017(3)
  President and Chief Executive Officer
  of                                      1998    269,695(2)    124,242           -0-          26,688(3)
  the Company and the Bank                1997    235,048(2)    120,975        20,000          17,714(3)
Donna Miltenberger......................  1999    191,114(4)     86,160        10,025           5,966(5)
  Executive Vice President and Chief      1998    166,012(4)     79,328        10,000           4,300(5)
  Operating Officer of the Company &
  Bank                                    1997    146,969        79,328        15,000           3,268(5)
Tom Kramer..............................  1999    167,101        28,771            25          20,301(6)
  Executive Vice President,               1998    158,303        76,404           -0-          17,061(6)
  Chief Credit Officer and Secretary of
  the                                     1997    154,103        76,404         5,000          13,259(6)
  Company and Bank

---------------
(1) Bonuses were paid pursuant to annual incentive compensation programs established each year for all employees of the Bank, including the Bank's executive officers. Under this program, performance goals, relating to such matters as deposit and loan growth, improvements in loan quality and profitability were established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which the Bank achieved or exceeded the performance goals.

(2) Includes directors' fees paid to Mr. Langley by the Company and the Bank in each year presented.

(3) Includes above-market earnings of $20,749, $18,508 and $14,381 accrued in 1999, 1998 and 1997, respectively, on compensation deferred in the years 1985 through 1988 under a deferred compensation plan in effect during that period designed to provide retirement benefits for officers and other key management employees (the "1985 Deferred Compensation Plan") and employer contributions to the Company's 401(k) Plan (the "401k Plan") of $8,268 in 1999, $8,180 in 1998 and $3,333 in 1997.

(4) Includes director's fees paid to Ms. Miltenberger by the Company and the Bank in 1999 and in the last three months of 1998.

(5) Includes employer contributions to the 401k Plan of $5,966 in 1999, $4,300 in 1998 and $3,268 in 1997.

(6) Includes above-market earnings of $14,555, $12,920 and $10,048 accrued in 1999, 1998 and 1997, respectively, on compensation deferred in 1985 through 1989 by Mr. Kramer under the 1985 Deferred Compensation Plan and employer contributions to the 401k Plan of $5,746 in 1999, $4,141 in 1998 and $3,210 in 1997.

STOCK OPTIONS

     Option Grants in 1999. The following table provides information on option grants in fiscal 1999 to the Named Officers.

                                                                                       POTENTIAL REALIZABLE
                                                                                             VALUE OF
                                                                                        OPTIONS AT ASSUMED
                                           PERCENT OF                                         ANNUAL
                                          TOTAL OPTIONS                                RATES OF STOCK PRICE
                                           GRANTED TO                                    APPRECIATION FOR
                             OPTIONS      ALL EMPLOYEES     EXERCISE                      OPTION TERMS(5)
                            GRANTED IN      IN FISCAL        PRICE        EXPIRATION   ---------------------
           NAME                1999          1999(3)      ($/SHARE)(4)       DATE         5%          10%
           ----             ----------    -------------   ------------    ----------   --------    ---------
George Langley............        25(1)           *         $14.75         3/30/09     $   161     $    474
Donna Miltenberger........        25(1)           *          14.75         3/30/09         161          474
                              10,000(2)       32.65%         12.875         9/9/09      83,050      208,450
Tom Kramer................        25(1)           *          14.75         3/30/09         161          474

---------------
 *  Less than 1%

(1) Shares become exercisable immediately.

(2) A total of 2,384 of these shares became exercisable on January 1, 2000. The remaining 7,616 shares will become exercisable on January 1, 2001.

(3) Options to purchase an aggregate of 30,700 shares were granted to all employees in fiscal 1999, including the named officers.

(4) The exercise price may be paid by delivery of already-owned shares.

(5) There is no assurance that the values that may be realized by an executive on exercise of his options will be at or near the value estimated in the table, which utilizes arbitrary compounded rates of growth of stock price of 5% and 10% per year.

     FISCAL YEAR-END OPTION VALUES. None of the Named Officers exercised any options in 1999. The following table provides information with respect to the value of unexercised "in-the-money" options held by the Named Officers as of December 31, 1999.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                OPTIONS AT FY-END (#)           OPTIONS AT FY-END ($)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
George E. Langley..........................    93,520               0         $587,935         $    0
Donna Miltenberger.........................    64,405          10,000          273,565          1,250
Tom Kramer.................................    58,976               0          377,863              0

---------------
(1) The average of the high and low prices of the Company's common stock on December 31, 1999 on the NASDAQ National Market System was $13.00.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     Mr. Langley is employed as the Bank's President and Chief Executive Officer pursuant to an employment agreement which became effective October 1, 1997 and expires September 30, 2000. Under that agreement, Mr. Langley receives a base annual salary of $244,000 and is entitled to participate in any bonus or incentive compensation programs and other employee benefit plans generally made available to executives and key employees of the Bank. The Bank also has agreed to furnish Mr. Langley with the use of an automobile and to provide him with certain supplemental insurance benefits. Under the employment agreement, the Bank may terminate Mr. Langley's employment at any time without cause. In the event that Mr. Langley's employment is terminated without cause prior to September 30, 2000, Mr. Langley's salary, bonuses and other benefits would be continued for a period of three years measured from the September 30 immediately following such termination. In the event of Mr. Langley's death while employed as the Bank's President and Chief Executive Officer, salary and bonuses shall cease, but the Bank will be obligated to continue the dependent health and dental insurance coverage for Mr. Langley's wife and children for a period of three years thereafter. If

Mr. Langley's employment is terminated for cause, by reason of resignation or disability, and Mr. Langley, during the period ending on the later of September 30, 2000 or the first anniversary of the effective date of such termination, refrains from accepting employment from, and from providing consulting or advisory services to, any competing banking or depository institution, then for such period all life, medical, dental and disability insurance programs in which Mr. Langley was participating at that time will be continued.

     In October 1997, Mr. Langley and the Bank entered into a severance compensation agreement. The agreement provides that if there is a change in ownership of the Company or the Bank, whether by acquisition of shares, merger or sale of assets, and following such change in control, Mr. Langley's employment is terminated without cause, or if Mr. Langley terminates his employment due to a reduction in his compensation or the scope of his authority or duties, Mr. Langley shall receive a payment equal to the sum of (i) an amount equal to three times the highest base salary paid to Mr. Langley during the twelve month period prior to such termination, (ii) an amount equal to the bonuses that would have been paid to Mr. Langley under any applicable incentive compensation plans, assuming all performance goals established under such plans had been met and (iii) an amount equal to the difference between the exercise price and the fair market value of all shares subject to vested and unvested stock options held by Mr. Langley. In addition, upon such termination following a change in control of the Bank or the Company, Mr. Langley's benefits would be continued for a period of three years from the date of termination.

     The Bank also has a severance compensation agreement with Ms. Miltenberger that is substantially similar to the Langley severance compensation agreement and an agreement with Mr. Kramer which entitles him to receive two full years' compensation if he is terminated or his compensation or job responsibilities are reduced following a change in control of the Company or the Bank, whether by acquisition of shares, merger or sale of assets.

DIRECTORS' FEES

     During fiscal 1999 the Bank paid the Chairman of the Board of Directors $1,950 per month and each other director, including Mr. Langley and Ms. Miltenberger, $1,550 per month in directors' fees for services and attendance at Board and committee meetings, and each director received $540 per month as reimbursement for health insurance premiums.

DEFERRED COMPENSATION PLANS

     Effective January 1, 1985, the Bank adopted the 1985 Deferred Compensation Plan, a voluntary unfunded deferred compensation plan which permitted selected key, salaried employees of the Bank to defer receipt of a portion of their annual salaries and bonuses that would otherwise have been paid during a four-year period ended December 31, 1988. The 1985 Deferred Compensation Plan was established to attract and retain key employees and directors by providing them with a supplemental retirement benefit in an amount determined on the basis of the amount of salary deferred annually over that four-year period and the participant's age at the time of participation. The supplemental retirement benefits will be payable over ten years commencing on the participant's retirement date, except that if the participant dies prior thereto, his or her beneficiaries will receive a death benefit, in lieu of the retirement benefit, over a ten year period. The benefit payments are not subject to any reduction for Social Security benefits or other offset amounts. A total of 19 employees, including Messrs. Langley and Kramer participated in the 1985 Deferred Compensation Plan. The 1985 Deferred Compensation Plan is administered by the Compensation Committee.

     The Bank has purchased life insurance on employees participating in the 1985 Deferred Compensation Plan in amounts that, in the aggregate, are expected, on an actuarial basis, to fund all of its future obligations under this plan. The Bank is the owner and sole beneficiary of all such life insurance. Thus, no direct allocation of cost is made to any one employee and no amount attributable to the expenses of the 1985 Deferred Compensation Plan is included in the Summary Compensation Table set forth above. Earnings on amounts in each participant's account accrue at an annual fixed rate. It is estimated that, under this Plan, Mr. Langley will receive approximately $127,500 per year over the ten-year period following his retirement and Mr. Kramer will receive approximately $140,000 per year for ten years following his retirement.

     Under another deferred compensation plan presently in effect, officers and other key employees are entitled, prior to the beginning of each fiscal year, to elect to defer a portion of their annual salary in the upcoming year under annually established unfunded deferred compensation programs designed to provide for each participating employee a supplemental retirement benefit in an amount based on the salary deferred and earnings thereon.

CERTAIN TRANSACTIONS

     The Bank has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal stockholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with unaffiliated persons. In addition, such loans are made only if they do not involve more than the normal risk of collectibility and do not present other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Members of the Compensation Committee of the Board of Directors in 1999 were O. L. Mestad, William V. Landecena, Richard Galich, George Sellers, all of whom are non-employee Directors of the Company and the Bank, and George E. Langley, the President and Chief Executive Officer of the Company and the Bank.

     Mr. Langley's primary role on the Compensation Committee is to provide input on the performance of the Company's executive officers and other key management employees, and Mr. Langley does not participate in the deliberations, and he does not vote on decisions, regarding his compensation.

     No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for approving, and evaluating the efficacy of, compensation policies and programs for the Bank, which employs all of the Company's executive officers, and for making determinations regarding the compensation of the Company's executive officers, subject to review by the full Board of Directors.

     The following report is submitted by the Compensation Committee members with respect to the executive compensation policies established by the Compensation Committee and approved by the Board of Directors of the Bank and the compensation of executive officers in fiscal 1999.

COMPENSATION POLICIES AND OBJECTIVES

     In adopting, and also evaluating the effectiveness of, compensation programs for executive officers, as well as other employees of the Bank, the Compensation Committee is guided by three basic principles:

     - The Company and the Bank must be able to attract and retain highly-qualified and experienced banking professionals with proven performance records.

     - A substantial portion of annual executive compensation should be tied to the Bank's performance, measured in terms of profitability, asset growth and asset quality.

     - The financial interests of the Company's senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company's common stock.

ATTRACTING AND RETAINING EXECUTIVES AND OTHER KEY EMPLOYEES

     There is substantial competition among banks and other financial institutions and service organizations for qualified banking professionals. In order to retain executives and other key employees, and to attract additional well-qualified banking professionals when the need arises, the Company strives to offer salaries and health care, retirement and other employee benefit programs to its executives and other key employees which are competitive with those offered by other financial institutions and service organizations in California.

     In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial organizations which are comparable, in terms of asset-size, capitalization and performance, to the Bank. Another factor which is considered in establishing salaries of executive officers is the cost of living in Southern California, which generally is higher than in other parts of the country.

CEO COMPENSATION

     The Bank has followed the practice of entering into multi-year employment agreements with its Chief Executive Officer. Such agreements serve to assure continuity in that position and to deter competing banks from attempting to hire away the Bank's Chief Executive Officer.

     In October 1997, the Bank entered into an employment agreement with George Langley, the Company's Chief Executive Officer, which extends his employment until September 30, 2000. See "COMPENSATION OF EXECUTIVE OFFICERS -- Employment Agreements and Change of Control Agreements for a description of Mr. Langley's compensation under that Agreement. The decision to enter into a multi-year employment agreement with Mr. Langley was based on a number of factors, including the Bank's performance during his tenure as Chief Executive Officer, Mr. Langley's long tenure with the Bank for which he has served as an executive officer since 1976, and the continuity and stability of management that Mr. Langley's retention as Chief Executive Officer provides to both the Company and the Bank.

PERFORMANCE-BASED COMPENSATION

     The Compensation Committee believes that payment of compensation in excess of a senior executive's base salary should be made dependent on the level of profitability achieved by the Bank and its comparative performance as measured against the performance of other banking institutions of comparable size in Northern and Southern California ("Peer-Group Banks").

     The Compensation Committee has identified several performance factors which affect a bank's profitability and which the Compensation Committee believes are important to the enhancement of stockholder value. These include asset growth; the quality and collectibility of the Bank's assets, which consist primarily of loans and investment securities; the volume and mix of deposits, which affect the Company's net interest margin or "spread" and also its fee income; and the level of non-interest expense. On the basis of evaluations of the prior year's operations, economic and market conditions in the Bank's service areas and management and outside consultant reports, at the beginning of each fiscal year the Board of Directors establishes annual performance goals for the Bank in each of these areas, and weights these performance factors in terms of their anticipated impact on the Bank's earnings. The Board of Directors also establishes an earnings goal for the year. A percentage (determined by the Compensation Committee and approved by the Board at the beginning of the fiscal year) of the higher-than-average earnings achieved by the Bank are set aside as a pool from which bonuses are paid. The amount of the bonuses that are paid from that pool, in turn, is based on the extent to which the Bank has achieved or exceeded the goals in each of the performance areas described above and the allocation of the bonuses among Executive Officers and other management employees depends on an assessment by the Compensation Committee of the contribution that they made to the Company's achievement of the performance goals established for the year in question.

     As a result of these performance-based bonus programs, as a general rule executive compensation will be higher and the proportion of each executive's total cash compensation that is represented by incentive or bonus compensation will increase in those years when performance goals are exceeded. In 1999, the Bank's performance met or exceeded the performance goals established by the Compensation Committee for that year and, as a result, bonuses awarded for 1999 performance were generally somewhat higher than those awarded in 1998.

     The Board of Directors has established an incentive plan for the year ending December 31, 1999, which raises even further the standards of performance that must be met by the Company, before any of the Named Officers can receive bonuses in amounts exceeding the bonuses earned in 1999.

STOCK PROGRAMS

     In order to align the financial interests of senior executives and other key employees with those of the stockholders, the Company grants stock options to its senior executives and other key employees on a periodic basis. Stock option grants reward senior executives and other key employees for performance that results in improved market performance of the Company's stock, which directly benefits all stockholders. Generally, the number of shares included in each stock option grant is determined based on an evaluation of the executive's importance to the future performance of the Bank. As a result, as a general rule, the more senior the executive, the greater the number of option shares that are awarded. In addition, in 1993 the Bank established a 401(k) Plan in which all employees, including executive officers, may participate. Under this plan, employees may make contributions which they may elect to have invested in Company common stock. In addition, the Company makes matching contributions of up to 4% of amounts contributed by participants, with shares of Company common stock. Each of the Named Officers participated in this plan in 1999.

                                          William V. Landecena
                                          O.L. Mestad
                                          Richard Galich
                                          George Sellers
                                          George E. Langley

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the performance graph on page 12 shall not be incorporated by reference into any such filings.

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the Company, the Russell 2000 index and an index of peer group companies published by SNL Securities LC.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                              [PERFORMANCE GRAPH]

                                                  FOOTHILL INDEPENDENT
                                                         BANCORP                  RUSSELL 2000                     SNL
                                                  --------------------            ------------                     ---
12/31/94                                                 100.00                      100.00                      100.00
12/31/95                                                 101.85                       98.18                      136.80
12/31/96                                                 161.04                      126.11                      176.08
12/31/97                                                 258.00                      146.91                      300.16
12/31/98                                                 265.71                      179.76                      274.07
12/31/99                                                 235.76                      216.37                      253.69

     The graph above compares the performance of the Company with that of (i) the companies included in the Russell 2000 Index, and (ii) an index, published by SNL Securities LC, which is made up of banks and bank holding companies with assets of up to $500 million, the shares of which are traded on the NASDAQ Stock Market.

     The total cumulative return on investment (change in the period-end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 Index and the Peer Group Companies is based on the stock price or index at the end of fiscal 1994.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Vavrinek, Trine, Day & Co., LLP, who were the Company's independent accountants for the fiscal year ended December 31, 1999, have been selected by the Board of Directors as the Company's independent accountants for the fiscal year ending December 31, 2000. A representative of Vavrinek, Trine, Day & Co., LLP will attend the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     The next Annual Meeting of Stockholders of the Company is scheduled to be held on May 8, 2001. In accordance with the Bylaws of the Company, any stockholder desiring to submit a proposal for action at the 2001 Annual Meeting of Stockholders and inclusion in the Company's Proxy Statement for that Meeting must provide the Company with written notice of that proposal by no later than March 9, 2001 and no earlier than February 7, 2001. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, the Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 OTHER MATTERS

     Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          George E. Langley
                                          President

August 4, 2000

     The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1999 has previously been mailed or is being mailed concurrently with this Proxy Statement to all stockholders of record as of July 27, 2000. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

     COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, FOOTHILL INDEPENDENT BANCORP, 510 SOUTH GRAND AVENUE, GLENDORA, CALIFORNIA 91741.

PROXY

                          FOOTHILL INDEPENDENT BANCORP

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       ANNUAL MEETING OF THE STOCKHOLDERS
                               September 7, 2000

The undersigned hereby nominates, constitutes and appoints William V. Landecena, O.L. Mestad and Richard Galich, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of FOOTHILL INDEPENDENT BANCORP which the undersigned is entitled to represent and vote at the 2000 Annual Meeting of Stockholders of the Company to be held at The Glendora Country Club, 310 So. Amelia Avenue, Glendora, California, on September 7, 2000, at 4:30 p.m., and at any and all adjournments and postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE,
         SIGN, DATE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY
                             TIME PRIOR TO ITS USE.

      IMPORTANT -- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                Please mark
                                                               your votes as [X]
                                                                    this.

THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED BELOW

1. ELECTION OF CLASS I DIRECTORS FOR A TWO YEAR TERM

   FOR all nominees listed below (except            WITHHOLD AUTHORITY to
      as marked to the contrary below)        vote for all nominees listed below
                   [ ]                                       [ ]

   George E. Langley and Max Williams

   (INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

   --------------------------------------------

2. ELECTION OF CLASS II DIRECTORS FOR A THREE YEAR TERM

   FOR all nominees listed below (except            WITHHOLD AUTHORITY to
      as marked to the contrary below)        vote for all nominees listed below
                   [ ]                                       [ ]

   Donna Miltenberger and George Sellers

   (INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

   -------------------------------------------

3. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

I will attend the Annual Meeting:  [ ]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE ON THIS PROXY. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

Signature(s) ________________________________________ Date ______________ , 2000

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE